Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Richard E. Davis
                   Chief Financial Officer
                   NMT Medical, Inc.
                   (617) 737-0930
                   red@nmtmedical.com

NMT MEDICAL RECEIVES NOTIFICATION OF EXPENSE REIMBURSEMENT IN
CONNECTION WITH ARBITRATION

BOSTON, Mass., November 27, 2002 – NMT Medical, Inc. (Nasdaq: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, announced today that it received notification of the award of expenses in connection with the arbitration between the Company and Dr. Morris Simon, a former director of NMT. The arbitration sought resolution of certain disputes over royalties payable on sales of certain existing and future products under the Technology Purchase Agreement, dated as of April 14, 1987, between Dr. Simon and the Company.

As previously announced in an October 25, 2002 press release, the Company received the arbitrator’s substantive award in connection with the arbitration between the Company and Dr. Simon. In that press release, the Company noted that the arbitrator had not yet decided the issue of whether either party was entitled to reimbursement of all or a portion of its legal fees from the other. On November 26, 2002, the Company received the arbitrator’s Memo and Order on Request for Attorney’s Fees and Costs awarding a portion of Dr. Simon’s legal fees and costs to him in the amount of $400,000, which payment will be charged to the current quarter.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.